SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑      Definitive proxy statement
☐       Definitive additional materials
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Energy Recovery, Inc.
(Name of Registrant as Specified in Its Charter)
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Energy Recovery, Inc.

Notice of Annual Meeting of Stockholders
To Be Held June 4, 2010

Dear Stockholders,

The 2010 Annual Meeting of Stockholders of Energy Recovery, Inc., a Delaware corporation (the “Company” or “ERI”) will be held on Friday, June 4, 2010, at 10:00 a.m. Pacific Daylight Time. The Annual Meeting will take place at the Company’s headquarters, located at 1717 Doolittle Drive, San Leandro, CA 94577.

Only stockholders who owned stock at the close of business on April 15, 2010, can attend, and vote at, the meeting or any postponement or adjournment of the meeting. The purpose of the meeting is:

1. To elect two directors of the Company to serve until the 2013 annual meeting of stockholders or until their successors are elected and qualified.

2. To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

3. To transact such other business as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof.

These items of business are more fully described in the attached Proxy Statement which is part of this Notice.

At the meeting, we will also report on our 2009 business results and other matters of potential interest to our shareholders.

By Order of the Board of Directors,

G. G. Pique
President and Chief Executive Officer

San Leandro, California
April 28, 2010

Whether or not you expect to attend the annual meeting of stockholders in person, you are urged to vote as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting.

Stockholders of record can vote their shares by using the internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Stockholders may also vote their shares by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope.

If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

i

ii

ENERGY RECOVERY, INC.
1717 Doolittle Drive,
San Leandro, California 94577

PROXY STATEMENT

Why am I receiving these materials?

We are inviting you to attend an Annual Meeting of the stockholders of Energy Recovery, Inc. and vote on:

•	the election of two directors to serve until our 2013 annual meeting (or until their successors are elected and qualified),

•	the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2010, and

•	other business that may properly come before the meeting and any adjournment or postponement.

This year’s Annual Meeting will take place on Friday, June 4, 2010, at 10:00 a.m. local time. The meeting will be held at the Company’s main office at 1717 Doolittle Drive, San Leandro, California, U.S.A.

This Proxy Statement, the accompanying proxy and our Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Annual Report”) were first sent by mail to stockholders on or about April 30, 2010.

How do I vote?

If you are a record holder of our common shares, you can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. If you plan to vote in person, you must bring the enclosed proxy card or proof of identification to the meeting.

To vote by proxy, you must either:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions for this are on the proxy card), or

•	vote by Internet (instructions for this are on the proxy card).

To ensure your vote is counted, please submit your vote by June 3, 2010.

If your shares are held for you in an account with a broker or other nominee, you will receive voting instructions from your nominee rather than a proxy card. To vote, please follow the voting instructions sent by your broker or other nominee. If you return your voting instructions timely, your broker or other nominee will then include your vote in the appropriate proxy card held by the record holder. If your shares are held in the name of a broker or other nominee, you cannot vote in person at the Annual Meeting unless you first obtain a legal proxy from your nominee and present it at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one (1) vote for each share of common stock you own as of April 15, 2010, the record date.

Can I change my vote after submitting my proxy?

If you are the record holder of your shares, you can withdraw or revoke your proxy at any time before the final vote at our Annual Meeting by:

•	delivering to the Company (to the attention of Carolyn F. Bostick, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date,

•	submitting a new proxy via the Internet or telephone in accordance with the instructions on your original form of proxy, or

•	attending the Annual Meeting and voting in person, in which case you must specifically revoke any previously returned proxy before you vote in person. Attending the Annual Meeting in person will not by itself revoke any prior proxy.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” our two director nominees and “FOR” the other proposal made in this Proxy Statement. If any other matter is properly presented at the meeting, the Company representative authorized to vote on your behalf as your proxy will vote your shares using his best judgment.

Who pays for the expenses related the preparation and mailing of the Proxy Statement?

The Company will bear the costs of soliciting proxies, including the costs for the preparation, assembly, printing and mailing of the Proxy Statement and related proxy materials. In addition, the Company will reimburse brokerage firms and other nominees representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners of those shares. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally, by telephone, facsimile, or telegram.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 15, 2010 (the “Record Date”) will be entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, the Company had 51,312,647 shares of common stock outstanding.

Will there be any other items of business on the agenda?

We do not know of any business to be considered at the meeting other than the proposals described in this Proxy Statement. However, the proxy holders (who are management representatives named in the proxy card) may vote in their discretion with respect to any other matters properly presented for a vote at the meeting.

How many votes are required for the approval of each item?

•	For the election of two directors in Proposal No. 1, the candidates who receive the greatest number of votes cast at the Annual Meeting will be elected, provided a quorum is present; and

•	The affirmative vote of a majority of the shares of the Company’s common stock present and entitled to vote is required to approve Proposal No. 2, ratification of the appointment of our independent registered public accounting firm, provided a quorum is present.

What is the quorum requirement?

A “quorum” of stockholders must be present for us to hold a valid meeting of stockholders. Stockholders representing a majority (more than 50%) of the voting power of our outstanding common stock as of the Record Date, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or if you vote in person at the meeting. Shareholders who submit signed and dated proxies without specifying their votes and broker “non-votes” described below will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

What is a record holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “record holder” of those shares. In this case, you will receive a form of proxy card for record holders along with the other proxy materials being sent to you.

What is a beneficial owner?

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are registered with American Stock Transfer & Trust Co. in the “street name” of the brokerage account, bank or other nominee, and you are considered the “beneficial owner” of those shares. If you are a “beneficial owner,” your broker or other nominee will send you a form of voting instructions (rather than a proxy card) along with the other proxy materials.

As a beneficial owner, you have the right to direct your broker, bank or other entity on how to vote your shares by using the voting instruction form included in the mailing or by following the instructions on the voting instruction card for voting via the Internet or telephone.

If there are multiple beneficial owners in the same household, your broker or other nominee may send only one copy of the proxy materials to your household. If you would like a separate copy of either document, please contact Thomas D. Willardson at (510) 483-7370 or at 1717 Doolittle Drive, San Leandro, California 94577.

If you are receiving multiple copies of these materials and would like to receive a single copy in the future, please contact your broker, bank or other nominee, or the Company’s investor relations department to request a single copy only in the future.

How are votes counted?

All shares of common stock represented by valid proxies will be voted in accordance with their instructions. In the absence of instructions, proxies will be voted “FOR” Proposals 1 and 2.

Brokers, banks and other nominees may submit a proxy card for shares of common stock which they hold for a beneficial owner, but decline to vote on certain items because they have not received instructions from the beneficial owner. These are called “Broker Non-Votes” and are not included in the tabulation of the voting results for the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Therefore, Broker Non-Votes do not have an effect on the vote.

Brokers have the discretion to vote such shares for which they have not received voting instructions from the beneficial owners on routine matters, but not on non-routine matters. Routine matters include ratification of the independent registered public accounting firm (Proposal No. 2).

A broker is prohibited from voting on a non-routine matter unless the broker receives specific voting instructions from the beneficial owner of the shares. The election of directors (Proposal No. 1) is not a routine matter, and your broker cannot vote your shares in the election of directors unless you have timely returned voting instructions on that proposal to your broker.

For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting and so abstentions have the same effect as negative votes.

Who counts or tabulates the votes?

The votes of stockholders attending the Annual Meeting and voting in person will be counted or tabulated by an independent inspector of election. For our meeting, a representative of Georgeson Inc. will tabulate votes cast by proxy.

How do I access the proxy material and annual report via the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 4, 2010.

This proxy statement and the 2009 Annual Report are available electronically at http://proxy.georgeson.com.

We are mailing physical copies of our proxy statement, proxy and 2009 Annual Report to our stockholders. However, you may also access these materials at the web site noted above.

If you have previously chosen to receive the Proxy Statement and the 2009 Annual Report over the Internet, you will be receiving an e-mail on or about April 30, 2010 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, June 3, 2010.

If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in programs, which provide eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report, the opportunity to vote via the Internet. If a stockholder’s brokerage firm participates in a program, a form from the broker will provide voting instructions.

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at http://proxy.georgeson.com.

Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As set by the Board of Directors under the Bylaws of the Company, the authorized number of directors of the Company is currently set at seven.

The Corporate Governance and Nominating Committee of the Board of Directors has recommended, and the Board of Directors has nominated, the two nominees listed below for election as Class II directors at the Annual Meeting. If elected, each of the newly elected directors will serve until the 2013 annual meeting of stockholders, and until each director’s successor is duly elected and qualified, or until the earlier resignation or removal of the director.

All of the nominees are currently directors of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his or her term expires.

In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director, if elected. Each of the two nominees for director who receives the greatest number of votes will be elected.

Set forth below are the names, ages and certain biographical information relating to the Class II director nominees as of April 15, 2010.

Name of Nominee	Age	Position with Company	Director Since

Arve Hanstveit(1)	55	Director	1995
Hans Peter Michelet	50	Executive Chairman and Director	1995

(1)	Chairman of the Compensation Committee; member of the Audit Committee and Corporate Governance and Nominating Committee

Arve Hanstveit joined our Board of Directors in August 1995. Since August 1997, Mr. Hanstveit has served as partner and vice president of ABG Sundal Collier, a Scandinavian investment bank, where he is responsible for advising U.S. institutional investors on equity investments in Nordic companies. Prior to joining ABG Sundal

Collier, Mr. Hanstveit worked as a securities analyst and as portfolio manager for a U.S. institutional investor. Since February 2007, Mr. Hanstveit has served on the board of directors of Kezzler AS, a privately held Norwegian company, which delivers secure track and trace solutions to the pharmaceutical and consumer goods industry. He is also a member of the Norwegian American Chamber of Commerce and the New York Angels, an independent consortium of individual accredited angel investors that provides equity capital for early-stage companies in the New York City area. Mr. Hanstveit holds a B.A. in Business from the Norwegian School of Management and an M.B.A. from the University of Wisconsin, Madison. The Board selected Mr. Hanstveit to as a director because of his early investment in the Company, his years of experience as a portfolio manager and securities analyst, his detailed understanding of global financial markets and his extensive knowledge of the company, its products and markets.

Hans Peter Michelet joined our Board of Directors in August 1995 and was appointed chairman of the board in September 2004. Before joining our board, Mr. Michelet was an executive with Delphi Asset Management, an asset management firm based in Norway, and served as chief executive officer of Fiba Nordic Securities, a Scandinavian investment bank. He also had management positions with Finanshuset and Storebrand Insurance Corporation. From January 2005 to November 2007, Mr. Michelet served as our interim chief financial officer and he became our executive chairman in March 2008. Mr. Michelet has been on the board of directors of SynchroNet Logistics Inc., a maritime technology service provider since June 2000 and a director of Profunda AS, a commercial cod farm. Mr. Michelet holds a B.A. in Finance from the University of Oregon. The Board selected Mr. Michelet as a director and its chairman because of his experience as an investor and entrepreneur, his senior management experience in multi-cultural financial institutions, his strong organizational and leadership skills, and his knowledge of company operations and markets.

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE

* * *

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the year ending December 31, 2010. Although the Company is not required to seek stockholder approval of its selection of independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm.

A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes total fees that BDO Seidman, LLP, our independent registered public accounting firm, billed to us for its work in fiscal years ended December 31, 2009 and 2008.

	2009	2008

Audit Fees(1)(2)	$508,370	$1,251,792
Audit-Related Fees	—	—
Tax Fees(3)	30,616	48,505
All Other Fees	—	—

Total	$538,986	$1,300,297

(1)	Audit fees represent fees for professional services related to the performance of the audit of our annual financial statements, review of our quarterly financial statements and consents on SEC filings.

(2)	Audit fees also included professional services in 2008 related to the preparation of our S-1 registration in the amount of $899,385.

(3)	Tax fees include professional services related to the preparation of tax returns and for related compliance and consulting services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves audit, audit-related, tax and non-audit services provided by our independent registered public accounting firm, BDO Seidman, LLP, and will not approve services that are impermissible under applicable laws and regulations. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision of that member to pre-approve specific services must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE YEAR ENDING DECEMBER 31, 2010

* * *

BOARD AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Board of Directors is divided into three classes, with each class serving for a staggered three-year term. The board of directors consists of three Class I directors, Mr. Paul Cook, Dr. Marie Elisabeth Paté-Cornell and Mr. Fred Olav Johannessen; two Class II directors, Mr. Arve Hanstveit and Mr. Hans Peter Michelet, and two Class III directors, Mr. G.G. Pique and Mr. Dominique Trempont. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class I directors ends at the annual meeting in June 2012. The term of Class II directors will end at the annual meeting in 2010, and the term of Class III directors will end at the annual meeting in 2011. The term of Class II directors, who are elected at the upcoming 2010 Annual Meeting of Stockholders, will end at the annual meeting in 2013.

Director Independence

Our Board of Directors has determined that Mr. Cook, Mr. Hanstveit, Mr. Johannessen, Dr. Paté-Cornell, and Mr. Trempont, representing a majority of our directors, are “independent directors” as defined in the listing rules of the NASDAQ Global Market LLC. Consistent with the principles of the NASDAQ listing rules, the Board also determined that ownership of the Company’s stock by a director is not inconsistent with a determination of independence.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2009, the Board of Directors met 14 times. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. During the year ended December 31, 2009, no director attended fewer than 75% of all the meetings of the Board or its committees on which he or she served after becoming a member. The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders.

The Audit Committee

The Audit Committee held 9 meetings in the year ended December 31, 2009. During most of 2009, the committee consisted of Mr. Hanstveit, Mr. Johannessen and Mr. Trempont, with Mr. Trempont serving as its chairman. Ms. Jackalyne Pfannenstiel, who joined our board on February 23, 2009, was appointed to the Audit Committee on September 4, 2009 and resigned from the Board and the Audit Committee on March 7, 2010 as part of her acceptance of a position with the United States Navy as Assistant Secretary of the Navy for Installations and Environment.

The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relating to:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	assisting the board of directors in monitoring the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm;

•	providing to the board of directors information and materials to make the board of directors aware of significant financial and audit-related matters that require the attention of the board of directors; and

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and annual and quarterly reports on Form 10-K and 10-Q.

The Board has determined that all members of the Audit Committee are independent directors as defined in the listing rules of NASDAQ. The Board has further determined that Mr. Trempont is an “audit committee financial expert” as defined by SEC rules. The Board of Directors has adopted and approved a charter for the Audit Committee, a copy of which can be viewed at the Company’s website at www.energyrecovery.com.

The Compensation Committee

The Compensation Committee held 10 meetings in the year ended December 31, 2009. As of December 31, 2009, the members of the Compensation Committee included: Mr. Cook, Mr. Hanstveit, Mr. Johannessen, Dr. Paté-Cornell and Mr. Trempont, with Mr. Hanstveit serving as its chairman. Dr. Paté-Cornell, who joined our board on February 23, 2009, was appointed to the Compensation Committee on September 4, 2009. The Compensation Committee is responsible for, among other things:

•	reviewing and approving, with respect to our chief executive officer and other executive officers, annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements/provisions, and any other benefits, compensation or arrangements; and

•	administering our equity compensation plans.

The Board has determined that all members of the Compensation Committee are independent directors as defined in the listing rules of NASDAQ. The Board of Directors has adopted and approved a charter for the Compensation Committee, a copy of which can be viewed at the Company’s website at www.energyrecovery.com.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, which held 2 meeting in the year ended December 31, 2009, consists of Mr. Hanstveit and Mr. Trempont, who serves as chairman. The Corporate Governance and Nominating Committee is responsible for:

•	assisting our board of directors in identifying prospective director nominees and recommending to our board of directors the director nominees for each annual meeting of stockholders;

•	evaluating the performance of current members of our board of directors;

•	developing principles of corporate governance and recommending them to our board of directors;

•	recommending to our board of directors persons to be members of each board committee; and

•	overseeing the evaluation of our board of directors and management.

The Corporate Governance and Nominating Committee operated under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.energyrecovery.com.

The Corporate Governance and Nominating Committee considers and makes recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Corporate Governance and Nominating Committee may do so by writing to the Secretary of the Company at 1717 Doolittle Drive, San Leandro, California 94577 and providing: (a) the candidate’s name, biographical data and qualifications, (b) a document indicating the candidate’s willingness to act if elected and (c) evidence of the nominating stockholder’s ownership of the Company’s common stock, at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee does not have a policy of considering diversity specifically or formally in identifying nominees for directors. In the past, when new directors have been added to our Board of Directors, the Board or Corporate Governance and Nominating Committee has endeavored to select director candidates who have business, scientific or regulatory specializations, technical skills or other backgrounds that increased the range of experience and diversity of perspectives within our Board of Directors in ways that would relate to our existing and future business goals. The Committee also considers diversity in terms of gender, ethnic background and national origin.

There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Corporate Governance and Nominating Committee. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential candidates for the Board, the Corporate Governance and Nominating Committee considers numerous factors including:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management, its stockholders or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company; and

•	the contribution which the person can make to the Board and the Company, with consideration being given to the person’s experience in the fields of energy, technology and “clean-tech” and leadership or entrepreneurial experience in business or education.

Of greatest importance is the individual’s integrity and ability to bring to the Company experience and knowledge in areas related to the Company’s current and future business. The Board intends to continue using these criteria to evaluate candidates for election to the Board. The Board has determined that all members of the Nominating Committee are independent directors as defined in the listing rules of NASDAQ.

Board Leadership Structure and Role in Risk Management

The offices of chairman and chief executive officer at our company are held by different individuals. Mr. Michelet has served as our board chairman since September 2004, and became executive chairman in March 2008. Mr. Pique has served as our president and chief executive officer since August 2002 and joined our Board of

Directors after the completion of our initial public offering in July 2008. ERI believes that having the roles of chief executive officer and chairman of the board filled by different individuals enhances our internal system of checks and balances and the board’s oversight role. The practice also enables the chief executive officer to focus on the company’s strategic objectives and operations.

The board’s role in risk oversight includes approving material expenditures and significant changes in company business practices. The board also approves and receives reports on key product development projects and other strategic initiatives. In addition, the audit committee periodically considers and approves the company’s corporate investment policy and practices. The audit committee also oversees and reviews related person transactions.

Compensation Committee Interlocks and Insider Participation

None of our current executive officers serves on our Compensation Committee, or the Board of Directors of another entity whose executive officer(s) serves on the Company’s Compensation Committee or Board.

Communication between Stockholders and Directors

Our Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. The Company, however, makes every effort to ensure that the views of stockholders are heard by the Board or individual directors and that the Company responds to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Thomas D. Willardson, Chief Financial Officer, c/o Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, California 94577.

Director Compensation

In 2009, each non-employee member of our Board of Directors was entitled to receive an annual retainer of $50,000, paid in quarterly installments. Each chairman of our three committees was entitled to receive an additional annual retainer of $5,000, paid in quarterly installments. In 2010, each non-employee member of our Board is entitled to receive an annual retainer of $40,000, paid in quarterly installments. The chairmen of our committees are each entitled to an additional $4,000, also paid in quarterly installments.

We have granted our non-employee directors the following equity awards. Mr. Cook and Mr. Trempont, upon joining our Board of Directors as non-employee directors in 2008, received options to purchase 100,000 shares of our common stock. Dr. Paté-Cornell and Ms. Pfannenstiel also received options to purchase 100,000 shares of our common stock shortly after joining our Board of Directors in 2009. In 2009, the Board also awarded Mr. Hanstveit and Mr. Johannessen options to purchase 100,000 shares of our common stock as part of their compensation for continuing to serve as non-employee directors. All of the options to purchase shares of common stock granted to our directors have a four year vesting period with 25% of the shares vesting on the anniversary of the vesting commencement date. After that anniversary date, 1/48 of the shares vest every month. All of the options to directors were granted at the fair market value on the date of the award. We do not have a policy of granting options to members of the Board on an annual basis.

Director Compensation for Year Ended December 31, 2009

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2009. While Mr. Michelet, executive chairman, and Mr. Pique, chief executive officer, also serve as directors, they are not included in the table below because they receive compensation as employees and do not receive additional compensation for services provided as directors.

	Fees Earned
	and Paid in	Option
	Cash	Awards(1)	Total
Director	($)	($)	($)

Paul Cook	50,000	—	50,000
Arve Hanstveit	55,000	347,134	402,134
Fred Olav Johannessen	50,000	347,134	397,134
Marie Elisabeth Paté-Cornell	42,639	347,134	389,773
Jackalyne Pfannenstiel(2)	42,639	347,134	389,773
Dominique Trempont	60,000	—	60,000

(1)	The amounts in the Option Award column set forth the grant date fair value of option awards granted in 2009, and do not state cash payments or value realized by the individual. The method of and assumptions used to calculate the grant date fair value of these options is discussed in Note 2 of our notes to our financial statements included in our Annual Report on Form 10-K. As of December 31, 2009, each listed individual had the following number of shares underlying vested and unvested stock options then outstanding: Paul Cook, 100,000; Arve Hanstveit, 100,000; Fred Olav Johannessen, 100,000; Marie Elisabeth Paté-Cornell, 100,000; Jackalyne Pfannenstiel, 100,000; Dominique Trempont, 100,000.

(2)	Ms. Pfannenstiel resigned from the Board and Audit Committee on March 7, 2010, as part of her acceptance of a position with the United States Navy as Assistant Secretary of the Navy for Installations and Environment. When she resigned, 27,083 shares of her 100,000 share option award, granted on April 3, 2009, were vested. Under the terms of the 2009 Equity Incentive Plan, she has 90 days to exercise vested options before they become forfeited.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2010 for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. The address of each executive officer and director is c/o Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577.

	Shares
	Beneficially	Percent of
5% or Greater Common Stock Holders	Owned(1)	Class(2)

Marius Skaugen(3)	7,641,103	14.4%
Parkv.57 c/o B. Skaugen AS 0256
Oslo, Norway
Samana Capital, L.P.(4)	3,980,000	7.8%
283 Greenwich Ave,
Greenwich, CT 06830
James Medanich(5)	3,300,000	6.4%
5401 SE Scenic Lane #201
Vancouver, CA 94577
Directors and Named Executive Officers
Fred Olav Johannessen(6)	1,696,083	3.3%
Arve Hanstveit(7)	1,679,166	3.3%
Hans Peter Michelet(8)	1,250,376	2.4%
G.G. Pique(9)	1,165,933	2.2%
Richard Stover(10)	235,247	*
Borja Sanchez-Blanco(11)	158,958	*
Thomas D. Willardson(12)	74,165	*
Paul Cook(13)	68,216	*
Dominique Trempont(14)	65,816	*
Marie Elisabeth Paté-Cornell(15)	31,250	*
All executive officers and directors as a group (13 persons)(16)	6,618,043	12.6%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable, or exercisable within 60 days after April 15, 2010 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

(2)	Percent of class is based on the number of shares of Common Stock outstanding as of April 15, 2010, the Record Date, which was 51,312,647.

(3)	Based on a Schedule 13G/A filed with the SEC on March 19, 2010, which reported 7,641,103 shares beneficially owned by Arvarius AS and 7,641,103 shares beneficially owned by Mr. Skaugen, the controlling stockholder of Avarius. Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner. The shares reported by Avarius include 1,904,122 shares that may be acquired under warrants exercisable within 60 days after April 15, 2010.

(4)	Based on a Schedule 13G filed with the SEC on March 26, 2010, which reported 3,980,000 shares beneficially owned by Samana Capital, L.P.; 3,980,000 shares beneficially owned by Morton Holdings, Inc., the general partner of Samana Capital, L.P.; and 3,980,000 shares beneficially owned by Philip B. Korsant. Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner.

(5)	Based on a Schedule 13G filed with the SEC on February 12, 2009, which reported that Mr. Medanich has sole voting and dispositive power over 3,000,000 shares of which he is the record holder, and shared voting and dispositive power over 300,000 shares, of which 130,000 shares are held of record by him and his spouse, and 170,000 shares are held of record by his spouse. Mr. Medanich disclaimed beneficial ownership of the 170,000 shares held by his spouse.

(6)	Consists of 1,019,500 shares held of record by Mr. Johannessen; 25,000 shares held of record by Mr. Johannessen’s wife; 120,000 shares held of record by Mr. Johannessen’s child; 90,417 shares held of record by Gallissas Ltd.; 242,200 shares held of record by Kalamaris Invest AS; 169,800 shares held of record by Logar AS; and options to purchase 29,166 shares of common stock that are exercisable within 60 days of April 15, 2010. Mr. Johannessen has shared voting and investment power over the shares that are owned by his child. Mr. Johannessen is the sole shareholder of Gallassas Ltd. and is a controlling stockholder of Kalamaris Invest AS and Logar AS.

(7)	Consists of 1,500,000 shares held of record by Mr. Hanstveit; 150,000 shares held of record by Mr. Hanstveit’s daughters; and options to purchase 29,166 shares of common stock that are exercisable within 60 days of April 15, 2010. Mr. Hanstveit has shared voting and investment power over the shares that are owned by his daughters.

(8)	Consists of 1,177,460 shares held of record by Mr. Michelet and options to purchase 72,916 shares of common stock that are exercisable within 60 days of April 15, 2010.

(9)	Consists of 161,000 shares held of record by Mr. Pique; 359,100 shares held of record by Mr. Pique as trustee of The Pique Bachman Income Security Trust; 100,000 shares held of record by Mr. Pique’s wife; a warrant held by Mr. Pique to purchase 150,000 shares of common stock that is exercisable within 60 days of April 15, 2010; and options to purchase 395,833 shares of common stock that are exercisable within 60 days of April 15, 2010. Mr. Pique disclaims beneficial ownership of the 100,000 shares held of record by his wife.

(10)	Consists of 120,330 shares held of record by Dr. Stover as of January 15, 2010, his last day of employment with our company, and options to purchase 114,917 shares of common stock exercisable within 90 days of his termination date.

(11)	Consists of options to purchase 158,958 shares of common stock that may be exercised within 60 days of April 15, 2010.

(12)	Consists of options to purchase 74,165 shares of common stock that may be exercised within 60 days of April 15, 2010.

(13)	Consists of 20,300 shares held of record by Mr. Cook and options to purchase 47,916 shares of common stock that may be exercised within 60 days of April 15, 2010.

(14)	Consists of 17,900 shares held of record by Mr. Trempont and options to purchase 47,916 shares of common stock that may be exercised within 60 days of April 15, 2010.

(15)	Consists of options to purchase 31,250 shares of common stock that may be exercised within 60 days of April 15, 2010.

(16)	Consists of 6,618,043 shares held of record by the 13 executive officers and directors as a group and options to purchase 1,075,036 shares of common stock, and warrants to purchase 150,000 shares of common stock, that may be exercised within 60 days of April 15, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Objectives of our Executive Compensation Program

The principal objectives of our executive compensation program are to recruit, motivate and retain talented executives who have the experience and skills to manage and grow our business. Our compensation program is designed to reward these individuals for achieving objectives linked to our strategic, financial, team or other operational goals.

Our Compensation Committee reviews and approves the objectives and elements of our executive compensation practices at least annually. Our chief executive officer, G.G. Pique, recommends to the committee the base salary, targets and amounts for annual cash incentives, and equity-based incentives for the other named executive officers in consultation with our vice president of human resources and administration, Marie Elena Ross and our chief human resources officer, Karyn Evens, who joined the company in March 2009. Because of the chief executive officer’s direct knowledge of individual performance and his role in setting annual performance goals for the other executive officers, the committee requests that he attend and participate in committee meetings, except when his own compensation is under consideration. In 2009, no executive officer other than Mr. Pique had a role in determining or recommending the amount or form of compensation for directors or named executive officers in 2009, except that our executive chairman, Hans Peter Michelet, provided input on base salary and option grants for our chief executive officer.

We believe our compensation decisions for 2009 supported the achievement of important business objectives: (i) we diversified our product offerings and further expanded our market share in seawater desalination by acquiring Pump Engineering, LLC, a supplier of high pressure pumps and turbine-based energy recovery devices for seawater desalination and natural gas processing; (ii) we completed key research and development projects and introduced the PX-300 and our new Quadribarictm technology; (iii) we completed the build-out of our new integrated production facility and headquarters and relocated our operations there in November 2009; (iv) we achieved key milestones in our goal to produce 50% of our ceramic needs in-house; and (v) we met our internal control obligations under the Sarbanes-Oxley Act of 2002.

The officers included in this “Compensation Discussion and Analysis” are: Hans Peter Michelet, our executive chairman; G.G. Pique, our chief executive officer; Thomas D. Willardson, our chief financial officer; Borja Sanchez-Blanco, our senior vice president of sales, marketing and business development; and Richard Stover, our former senior vice president of aftermarket sales and chief technology officer.

Principal Components of our Executive Compensation Program

Our executive compensation consists of base salary, annual cash incentives and equity-based incentives.

Base Salary

Base salaries are designed to provide our executives with a stable source of income commensurate with their responsibility, experience and performance.

In determining the specific base salaries for executive officers each year, our chief executive officer and Compensation Committee consider the executive’s current salary, performance during the year, including achievements toward annual objectives, anticipated or actual changes in responsibility, expected contribution to the Company’s long-term goals, and relative pay compared to other company executives. Committee members also consider salary data from other companies as a reference point.

In evaluating 2009 compensation for all executive officers other than our chief executive officer, we referred to benchmark salary data prepared by Merit Resources Group, a human resources consulting firm, engaged for this purpose in 2008 by Ms. Ross, who was then a member of our Compensation Committee. We also considered updates to this data provided by Richard Olivieri, an independent consultant, formerly with Merit. This benchmark data was compiled by averaging data from the following three salary surveys:

(1) the Economic Research Institute’s Salary Assessor Survey and Executive Compensation Assessor Survey for companies in the water supply industry;

(2) the Radford Benchmark Survey and Radford Executive Compensation Survey for approximately 50 private and publicly traded companies with less than 200 employees; and

(3) the CompAnalyst Survey for manufacturing companies with annual revenues of approximately $100 million.

A sample of companies in the Economic Research Institute surveys includes Consolidated Water Co. Ltd., American States Water Company, Mueller Water Products, Allegheny Generating Company, Worldwater & Power Corporation and Clean Energy Fuels Corporation. A sample of the companies in the Radford Benchmark surveys includes Airgo Networks, Alien Technology, Fluidigm, Centerbeam, DemandTec, Novariant, Qualys, SABA, Saratoga Systems, Satmetrix Systems and WJ Communications. A list of companies included in the CompAnalyst Survey was not available to us.

These salary surveys provided our consultant with market data from companies in the water, manufacturing and high-tech industries; companies of a comparable size to us in terms of number of employees and revenue; companies in a comparable stage of development; and companies in our location, the San Francisco Bay Area.

In early 2009, the Compensation Committee retained Frederic W. Cook & Co. for general information, analyses and advice about executive and director compensation and for specific recommendations about 2009 compensation for our chief executive officer, G.G. Pique. To compile competitive data for benchmarking, Frederic W. Cook used publicly available information about chief executive officer and other executive officer positions at 15 publicly traded companies. The companies were selected because they were viewed to be comparable to our company in terms of revenue and market capitalization and have products related to clean energy, water treatment or the use of natural resources. This 15-company peer group consisted of the following companies:

•	American Superconductor Corporation
•	Badger Meter Inc.
•	Consolidated Water Co. Ltd.
•	Energy Conversion Devices, Inc.
•	Evergreen Solar Inc.
•	Fuel Systems Solutions, Inc.
•	Fuel Tech, Inc.
•	FuelCell Energy Inc.
•	Gorman-Rupp Co.
•	Graham Corp.
•	Met-Pro Corp.
•	PMFG, Inc.
•	Quantum Fuel Systems Technologies Worldwide Inc.
•	Sun Hydraulics Corp.
•	AeroVironment, Inc.

CEO Salary

In 2009, the annual base salary of our chief executive officer, Mr. Pique, was $350,000. The Compensation Committee recommended increasing Mr. Pique’s salary for 2009, based on Mr. Pique’s performance in preparing the Company for its initial public offering in 2008 and his expected contribution to the Company’s long-term goals. The committee also considered as a reference point his relative pay compared to compensation data for other chief executive officers in the 15-company peer group as prepared by Frederic W. Cook. Mr. Pique instead requested that he be granted additional equity compensation. As a result, the committee decided that Mr. Pique’s base salary would remain at $350,000 for 2009.

In 2009, Mr. Pique managed the company through the effects of increased competition and the global economic downturn and oversaw the company’s progress on its ceramics initiative and its acquisition of Pump Engineering LLC. During the board’s review and approval of the company’s earnings per share target and budget for 2010, at Mr. Pique’s request, the board of directors decided that the annual compensation for the chief executive officer and other members of the our board of directors in 2010 will be reduced by 20%. As a result, the base salary for our chief executive officer for 2010 will be $280,000.

Other Executives Officer Salaries

In 2009, Hans Peter Michelet continued to serve as executive chairman of the board of directors and as an at-will employee. His annual 2009 salary was $250,000. In 2009, Mr. Michelet engaged in strategic activities for the company and assisted with investor relations. During 2010, we expect him to continue providing strategic and other services in his role executive chairman. As part of an overall reduction in board compensation for 2010, Mr. Michelet’s salary will be reduced by 20% to $200,000 for 2010.

In 2009, the annual base salary for our chief financial officer, Thomas D. Willardson, was increased from $250,000 to $275,000. The increase recognized his strong performance in connection with the Company’s initial public offering and building the Company’s finance and accounting department. In 2009, Mr. Willardson continued to manage our finance and accounting department and serve as an effective liaison with analysts and investors. He also oversaw the company’s successful compliance with Section 404 of the Sarbanes Oxley Act of 2002. As part of the company’s 2010 budget, Mr. Willardson’s salary for 2010 will remain at $275,000.

In 2009, Dr. Richard Stover served as our senior vice president of aftermarket sales and chief technology officer and his base salary was increased from $231,000 to $300,000. The increase was designed to compensate him for his dual roles in aftermarket sales and engineering and to reward him for accomplishing key research and development projects, managing the company’s intellectual property and increasing the company’s visibility as a technology leader in energy recovery for desalination. Dr. Stover left the company effective January 15, 2010 to pursue other employment.

Borja Sanchez-Blanco is our senior vice president of sales, marketing and business development, a position to which he was promoted in July 2009. Until then, he served as vice president of our mega-projects sales group. Mr. Sanchez-Blanco is employee of our Spanish subsidiary, ERI Iberia, Ltd. In 2009, Mr. Sanchez-Blanco oversaw growth in our bookings and led our acquisition of Pump Engineering. His annual salary for 2009 was €253,000, an amount equal to $353,327 based on the average interbank exchange rate in 2009 (€1.39/$1). As part of the company’s 2010 budget, Mr. Sanchez-Blanco’s salary for 2010 will remain at €253,000.

Cash Incentive Plan Compensation

Annual cash incentive payments for our executive officers under our financial incentive compensation and performance bonus plans are designed primarily to motivate executives to achieve key financial objectives and/or operational goals. Actual 2009 cash incentive award payments for each named executive are set forth in the Summary Compensation Table below under the column for Non-Equity Incentive Plan Compensation. We refer to these amounts in the discussion below for convenience as a “bonus.”

The 2009 objectives for our named executive officers are set forth in the table below. The column “Target Bonus for 100% Goal Achievement” in the table sets forth the targeted bonus for each officer if 100% of his or her objectives are achieved. The column “Maximum Bonus Allowable” sets forth the maximum bonus the officer could receive in the event that results exceed the objectives.

Target Bonus for
Named Executive			Maximum Bonus	100% Goal
Officer		2009 Objectives	Allowable	Achievement

G.G. Pique	•	Achieve earnings per share target	80% of base salary	30% of base salary
Hans Peter Michelet	•	Achieve earnings per share target	80% of base salary	30% of base salary
Thomas Willardson	•	Achieve earnings per share target	80% of base salary	30% of base salary
Borja Sanchez-Blanco	•	Achieve certain operating income for his sales group	80% of base salary	30% of base salary
Richard Stover	•	Launch PX® device with new quadribaric technology and a solution for brackish water applications	30% of base salary	30% of base salary
	•	Manage service/aftermarket group toward profit center model
	•	Develop engineering team as part of succession planning
	•	Manage company intellectual property

Financial Targets

The 2009 financial objective for our chief executive officer, executive chairman, and chief financial officer under their financial incentive compensation plans was an earnings per share target. We selected this metric because we believed it aligned each of these executive’s day-to-day activities and decisions with company performance and the interests of our stockholders. The earnings per share target was based on our original revenue and expense targets for 2009 and the actual earnings per share number for the year was calculated in accordance with generally accepted accounting principles on a diluted share basis.

The financial target in 2009 for Mr. Sanchez-Blanco was an operating income target for his sales business unit. We selected this metric in order to align his financial incentive compensation with the company activities and expenses over which he has managerial control and oversight.

2009 Bonus Payments

For 2009, the Compensation Committee did not approve bonus payments for Mr. Pique, Mr. Michelet or Mr. Willardson under the 2009 financial incentive compensation plan, because the Company’s actual earnings per share results on a diluted basis was $0.07, slightly less than 40% of the earnings per share target.

The Compensation Committee also did not approve a 2009 bonus payment for Mr. Sanchez-Blanco because the actual operating income in 2009 for his sales business unit was less than target. We believe that disclosure of the specific operating income result or the operating income target for Mr. Blanco’s sales unit would cause competitive harm to our company. We believe that these 2009 targets were attainable but very challenging to achieve because they depended upon significantly increasing revenue in a difficult global economy and increasingly competitive marketplace while managing expenses. Revenue growth and associated income depended on the construction of large new desalination plants and the ability of customers to obtain construction financing during the global credit crisis, factors that were outside of our control.

Prior to Dr. Stover’s departure from the company and after an evaluation of Dr. Stover’s achievements toward his performance objectives, he received a bonus payment ($90,000) for 100% achievement of the goals summarized above and for his historic contribution to the company.

2010 Bonus Objectives

For 2010, the board of directors again adopted an earnings per share target for the financial incentive compensation plan for each of Mr. Pique, Mr. Michelet and Mr. Willardson The board believes this metric best aligns the interests of these individuals with company performance at this stage in the company’s growth. At this time, we believe disclosure of the 2010 earnings per share target could cause competitive harm to our company. We believe that the 2010 target is attainable but very challenging to achieve. The 2010 target depends on increasing net income in what continues to be a difficult global economy while completing our ceramics manufacturing plant, initiating the production of ceramics parts for our PX energy recovery devices and integrating our operations with our recently acquired Pump Engineering subsidiary. In addition, new orders for our products and shipments of existing orders depend on the construction of new desalination plants and the ability of customers to obtain construction financing, factors that are outside of our control.

For Mr. Sanchez-Blanco, we adopted an operating income target for his sales divisions in order to align his interests with company activities and expenses over which he has managerial control and oversight. We believe that disclosure of his operating margin target could cause competitive harm to our company. We believe that the 2010 target is attainable but challenging to achieve because it depends on increasing revenue and maintaining margins in a difficult global economy and in the face of increasing competition. In addition, shipments of existing orders depend on the ability of customers to obtain construction financing and to start plant construction on schedule so that shipments of our products are not delayed, factors that are outside of our control.

In 2009, we did not achieve our financial performance targets. Our financial targets for 2008 were slightly exceeded and our 2007 financial targets were significantly exceeded.

Under the 2010 financial incentive compensation plan for Mr. Pique, Mr. Michelet, Mr. Willardson and Mr. Sanchez-Blanco, the maximum bonus allowable is capped at 80% of their base salaries. The bonus for 100% achievement of the earnings per share or operating income targets is 30% of their base salaries.

Dr. Stover left the company to pursue other employment on January 15, 2010.

Equity Based Incentives

The Company grants stock options to new executives and other employees to provide incentives to increase shareholder value pursuant to the Company’s 2008 Equity Incentive Plan previously approved by our shareholders. In April 2010, the company adopted an annual stock option grant program for employees. In 2010, the program allots up to 750,000 shares of common stock to a grant pool for new and existing employees and provides general annual grant guidelines based job grades and individual promise and performance. The annual share pool also includes a discretionary pool of stock options for spot bonuses, special achievements and other incentive purposes.

In the 2010, the named executive officers will be eligible for annual incentive grants in amounts ranging from 30,000 to 40,000, 40,000 to 60,000 and 100,000 to 150,000 option shares based on their respective job grades and depending on past performance and future potential. The chief executive officer and executive chairman, however, will not be eligible for option awards this year in light of their awards in 2009.

In 2009, the board granted stock options under the Company’s 2008 Equity Incentive Plan to named executive officers and other employees for reward and retention purposes. In April 2009, the Compensation Committee granted options to purchase 500,000 shares to Mr. Pique, our chief executive officer, and 250,000 shares to Mr. Michelet, our executive chairman. In July 2009, the committee granted options to purchase 10,000 shares to Mr. Willardson, 50,000 shares to Mr. Sanchez-Blanco and 25,000 shares to Dr. Stover. At the same time, each of Mr. Willardson, Mr. Sanchez-Blanco and Dr. Stover were also granted 4,000, 20,000 and 10,000 restricted stock units (“RSUs”) respectively. In April 2010, the committee also awarded options to purchase 50,000 shares to Mr. Sanchez-Blanco and 30,000 shares to Mr. Willardson. As to these grants, 25% of the options and RSUs vest on the anniversary of the vesting commencement date. After that date, 1/48 of the options and RSUs vest at the end of each month.

The grant to Mr. Pique was intended to recognize and reward his leadership in preparing the Company for its initial public offering and his overall performance as the Company’s chief executive officer since August 2002. In making the award, the committee considered Mr. Pique’s lower-than-competitive historical base salary, his request not to increase his salary for 2009 to more competitive levels, and that the last grant of stock options to Mr. Pique was made in December 2006. The committee also referred to survey data provided by Frederic W. Cook & Co. The 2009 grant also brings the relative percentage of his vested to unvested shares underlying stock options more in line with the survey data. Mr. Pique’s previously awarded stock options became fully vested as of the end of 2009.

The grant to Mr. Michelet was intended to reward his work on the Company’s initial public offering and to provide him with an incentive to continue his services in 2009 as executive chairman. The number of shares selected was based on the committee’s assessment of his contribution to the Company, including his work on the Company’s initial public offering, his strategic and investor relations services and his agreement to remain an executive officer in 2009.

The option and RSU awards in 2009 and 2010 to Mr. Willardson, Mr. Sanchez-Blanco and Dr. Stover were for reward and retention purposes. The amounts were based on their past and expected future contributions to the company and the percentage of unvested to vested shares underlying stock options previously granted to them.

Benefits

In 2009, our named executive officers based in the United States were eligible to participate in our standard benefits programs on the same basis provided to all of our other U.S. employees, including medical, dental and vision insurance, short and long-term disability insurance, and health and dependent care flexible spending accounts. Mr. Sanchez-Blanco was eligible to participate in standard benefits programs on the same basis provided to all other employees of our Spanish affiliate. All named executive officers and other executives are offered special life and accidental death and dismemberment insurance benefits.

We also maintain a tax-qualified 401(k) plan, which provides for broad-based employee participation in the United States. Under the 401(k) plan, all our U.S. employees are eligible to receive matching company contributions at the discretion of the board of directors within IRS guidelines. The matching contribution in 2009 was 50% of the first 6% contributed by the employee capped at amount equal to 3% of each participant’s pretax base compensation, calculated and paid on a pay period basis subject to applicable federal limits. Matching contributions will vest over a four year vesting period at the rate of 25% per year. We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers other than the 401(k) plan.

Severance and Termination Compensation

We do not currently have individual employment agreements with our named executive officers except for Mr. Sanchez-Blanco. Each named executive officer is a participant in our change in control plan described under the next caption below. Mr. Sanchez-Blanco is employed by our Spanish subsidiary and has severance-related provisions in his employment agreement that reflect common practice under Spanish employment law. Those severance-related provisions are summarized below following the Grants of Plan-Based Awards in 2009 table.

Change in Control Plan

In August 2009, our company’s board of directors adopted a change in control plan (“Plan”) for highly paid employees. The named executive officers who are participants in this plan are Mr. Pique, Mr. Willardson, and Mr. Sanchez-Blanco. Dr. Stover was a participant until he left the company on January 15, 2010.

The Plan is summarized under the caption “Potential Payments Upon Termination or Change of Control” below following the compensation tables. Designed as a retention tool, the Plan protects participating executives from economic harm in the event that their employment is actually or constructively terminated after a change in control of the company. Under this “double trigger” approach, participating executives are eligible for severance and other benefits under the Plan if they are terminated without “Cause” or leave for “Good Reason,” as those terms are defined below, within twelve months after a change in control of the company.

Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to certain executive officers. Performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. Our Compensation Committee may consider the impact of Section 162(m) when designing our cash and equity bonus programs, but may elect to provide compensation that is not fully deductible as a result of Section 162(m) if it determines the program is in our best interests.

Compensation Committee Report

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth above with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Arve Hanstveit, Chairman
Paul M. Cook
Fred Olav Johannessen
Marie-Elisabeth Paté-Cornell
Dominique Trempont

Summary Compensation Table

The table below summarizes the compensation information in respect of the named executive officers for the fiscal years ending December 31, 2009, December 31, 2008 and December 31, 2007.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation
Name	Year	Salary ($)	($)(3)	($)(4)	($)(4)	($)	($)(5)	Total ($)

G.G. Pique,	2009	350,000	—	—	1,735,670	—	7,530	2,093,200
President and Chief	2008	350,000	—	—	—	105,000	6,044	461,044
Executive Officer	2007	250,000	—	—	—	90,000	7,133	347,133
Hans Peter Michelet,	2009	250,000	—	—	867,835	—	40,057	1,157,892
Executive Chairman	2008	250,000	—	—	—	75,000	30,664	355,664
	2007	109,615		—	—	125,000	30,645	265,260
Thomas Willardson,	2009	275,000	—	28,520	34,513	—	11,111	349,144
Chief Financial	2008	250,000	75,311	—	80,134	75,000	9,017	489,462
Officer	2007	35,577	—	—	237,130	25,250	2,058	300,015
Richard Stover,	2009	300,000	—	71,300	86,283	90,000	7,053	554,636
Senior Vice	2008	231,000	164,258	—	320,536	23,100	8,961	747,855
President and Chief	2007	216,461	—	—	6,936	70,300	7,756	301,453
Technical Officer(1)
Borja Sanchez-Blanco,	2009	353,327(2)	—	142,600	172,566	—	8,942	677,435
Senior Vice President	2008	423,751(2)	—	—	440,737	105,852	9,672	980,012
of Sales and	2007	241,453(2)	—	—	—	103,983	47,468	392,904
Business Development

(1)	Dr. Stover left our company effective January 15, 2010, to pursue other employment

(2)	The base salary of Mr. Sanchez-Blanco for each of 2008 and 2009 was €253,000. The figures here represent the value of his annual salary in U.S. dollars based on the average interbank exchange rate for 2009 (€1.00/$1.39) and 2008 (€1.00/$1.47), respectively. Mr. Sanchez-Blanco was transferred from our U.S. company to our Spanish affiliate as of August 1, 2007. His 2007 base salary includes amounts he was paid in U.S. dollars until his transfer and amounts paid to him in Euros for the remainder of the year based on the average interbank exchange rate for 2007 (€1.00/$1.37).

(3)	In 2008, Mr. Willardson, our chief financial officer, received a bonus of $75,000 upon the successful completion of our initial public offering. He received a holiday bonus in the amount of $311. As vice president of sales, Dr. Stover was eligible for commissions on sales equal to 0.5% of the net margin contribution of 2008 sales, up to a maximum amount of $300,000. Net margin contribution was equal to revenue recognized in accordance with GAAP less cost of goods sold calculated in accordance with GAAP for the products and services sold. For 2008, he received $163,947 in commissions and a holiday bonus in the amount of $311.

(4)	The amounts in the Option Award column set forth the grant date fair value of awards granted in the years indicated, and do not state cash payments or value realized by the individual. The method of and assumptions used to calculate the grant date fair value is discussed in Note 2 of the notes to our financial statements included in our Annual Report on Form 10-K.

(5)	All Other Compensation in the summary compensation table above includes the following components:

		Life
		Insurance	Housing	401K
		Premium	Allowance	Matching	Other	Total
Name	Year	($)	($)	($)	($)(A)	($)

G.G. Pique	2009	634	—	6,896	—	7,530
	2008	1,267	—	4,777	—	6,044
	2007	786	—	6,347	—	7,133
Hans Peter Michelet	2009	634	39,423	—	—	40,057
	2008	1,049	29,615	—	—	30,664
	2007	445	30,200	—	—	30,645
Thomas Willardson	2009	634	—	10,477	—	11,111
	2008	1,267	—	7,750	—	9,017
	2007	233	—	1,825	—	2,058
Richard Stover	2009	634	—	6,419	—	7,053
	2008	1,211	—	7,750	—	8,961
	2007	758	—	6,998	—	7,756
Borja Sanchez-Blanco	2009	1,334	—	—	7,608	8,942
	2008	597	—	—	9,075	9,672
	2007	267	30,875	7,095	9,231	47,468

(A)	Represents fees for personal tax preparation services offered to Mr. Sanchez-Blanco as part of his agreement to relocate to our Spanish affiliate for calendar years 2008 and 2009. For 2007, the amount represents educational reimbursement.

Grants of Plan-Based Awards in 2009

The following table sets forth information concerning non-equity incentive plan grants to the named executive officers during 2009. The non-equity incentive plan consists of the financial incentive compensation and 2009 bonus plans described in the Compensation Discussion and Analysis section above. The actual amounts realized in respect of the non-equity plan incentive awards are reported in the Summary Compensation Table under the Non-Equity Incentive Compensation Bonus Plan column. The table also sets forth information with respect to stock awards and option awards granted by our Company during 2009.

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:		Fair Value
					Number	Number of	Exercise or	of Stock
	Estimated Future Payouts Under Non-Equity				of Shares	Securities	Base Price	and
	Incentive Plan Awards(1)				of Stock	Underlying	of Option	Options
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($/sh)	($)(2)

G.G. Pique	4/20/09	35,000	105,000	280,000	—	—	—	—
	4/3/09					500,000	7.31	1,735,670
Hans Peter Michelet	4/20/09	25,000	75,000	200,000	—	—	—	—
	4/3/09					250,000	7.31	867,835
Thomas Willardson	4/20/09	27,055	82,500	220,000	—	—	—	—
	7/1/09				4,000	—	—	28,520
	7/1/09				—	10,000	7.13	34,513
Richard Stover	4/20/09	75,000	90,000	90,000	—	—	—	—
	7/1/09				10,000	—	—	71,300
	7/1/09				—	25,000	7.13	86,283
Borja Sanchez-Blanco	4/20/09	35,333 (3)	105,998 (3)	282,662 (3)	—	—	—	—
	7/1/09				20,000	—	—	142,600
	7/1/09				—	50,000	7.13	172,566

(1)	In 2009, under our financial incentive compensation plan, Mr. Pique, our chief executive officer, Mr. Michelet, executive chairman, and Thomas Willardson, our chief financial officer were eligible to earn an annual bonus in an amount not to exceed 80% of their base salaries; the Company had to achieve at least 80% of its earnings per share target for our chief executive officer, executive chairman and chief financial officer to receive any bonus under the financial compensation plan; the bonus for 80% achievement was 10% of the executive’s base salary. Dr. Stover, our chief technical officer and senior vice president of aftermarket sales, was eligible for a bonus of up to 30% of his base salary. Dr. Stover had to achieve 50% of his objectives to earn any bonus. The bonus for 50% achievement was 50% of the maximum bonus allowed. He had to achieve all of his objectives to receive the maximum bonus award. Mr. Sanchez-Blanco, our senior vice president of sales, marketing and business development, was eligible to earn an annual bonus in an amount not to exceed 80% of his base salary. Mr. Sanchez-Blanco had to achieve at least 80% of his operating income target to receive any bonus under the financial compensation plan; the bonus for 80% achievement was 10% of his base salary.

(2)	Amounts reflect the aggregate grant date fair value of stock awards and option awards granted in 2009, calculated in accordance with SFAS No. 123(R) without regard to estimated forfeitures. See Note 2 of Notes to Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value of our stock awards and option awards.

(3)	The base salary of Mr. Sanchez-Blanco is denominated in Euros. These amounts represent percentages of his annual base salary converted into dollars based on the average Euro to dollar exchange rate for 2009 (€1.00/$1.39).

Employment Arrangements with Named Executive Officers

G.G. Pique

In March 2006, we entered into an employment agreement with G.G. Pique, our president and chief executive officer. Under the employment agreement, we employ Mr. Pique for a period of two years from the date of the agreement, at the end of which Mr. Pique’s agreement terminates and he will be employed with us on an at-will basis. Mr. Pique’s initial base salary was set at $250,000, which the Compensation Committee reviews annually for potential adjustments. The employment agreement also provides Mr. Pique with an annual performance bonus opportunity in an amount not to exceed 100% of his base salary. In addition, Mr. Pique’s employment agreement provides for the grant of options to purchase 250,000 shares of our common stock. Mr. Pique exercised options granted in 2002, 2003 and 2004 to purchase an aggregate of 750,000 shares of our common stock upon execution and delivery of promissory notes, dated February 2005, in the aggregate amount of $195,000. All of the notes and accrued interest totaling $219,187 were repaid as of March 2008.

In January 2008, we amended Mr. Pique’s employment agreement to provide for an increase of his annual base salary to $350,000. The amendment also extends Mr. Pique’s term of employment with us for an additional 24 months from the date of the amendment. At the end of the term on January 1, 2010, Mr. Pique’s agreement terminated, and he has since been employed with us on an at-will basis. The amendment provides for the accelerated vesting of all stock options granted to Mr. Pique under his 2006 equity compensation grant at the end of his employment term. In December 2008, we modified the agreement so that it complies with Regulation 409A of the Internal Revenue Code, which regulation requires that the payment of certain severance amounts be delayed by six months after the event that triggers the payment.

Borja Sanchez-Blanco

In August, 2007, our Spanish affiliate, Energy Recovery Iberia, Ltd, entered into an employment agreement with Mr. Sanchez-Blanco, a common practice under the laws of Spain, and as part of a relocation package from the United States to Spain. Under the employment agreement our affiliate employs Mr. Sanchez-Blanco for an indefinite period of time. Mr. Sanchez-Blanco’s initial base salary was set at €253,000. Since he became a named executive officer in March, 2009, his salary has been reviewed annually by Mr. Pique and the Compensation Committee for adjustments.

Mr. Sanchez-Blanco’s employment agreement gives him severance benefits as described below.

Under the terms his employment agreement, Mr. Sanchez-Blanco is entitled to the following benefits in the event of an involuntary termination other than for cause:

•	lump sum payment of any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination, reimbursement for all reasonable expenses and any earned but unpaid bonus;

•	three (3) months prior, written notice or payment equal to the amount of salary due for the difference between the period of notice given and the required notice; and

•	lump sum payment of an amount equal to seven (7) days of salary for each year of service based on his initial employment date with the company of December 1, 2005, up to a maximum of six (6) months’ salary, less deductions required by law.

In the event of a termination of employment for cause as defined under the laws of Spain, Mr. Sanchez-Blanco will be entitled to receive:

•	a lump sum payment of any and all base salary due and owing through to the date of termination;

•	an amount equal to earned but unused vacation through the date of termination and reimbursement of all reasonable expenses; and

•	any earned but unpaid bonus.

In the event that a termination by for cause is found to be unfair by a final court judgment, Mr. Sanchez-Blanco would then be entitled to twenty (20) days salary for each year of service dating back to his December 1, 2005 start date with the company up to a maximum of twelve (12) months salary.

In the event that Mr. Sanchez-Blanco terminates his employment for cause under the laws of Spain, he will be entitled to receive:

•	lump sum payment of any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination, reimbursement for all reasonable expenses and any earned but unpaid bonus; and

•	a lump sum payment of an amount equal to seven (7) days of salary for each year of service based on his initial employment date with the company of December 1, 2005, up to a maximum of six (6) months’ salary, less deductions required by law.

Outstanding Equity Awards At December 31, 2009

The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2009.

	Option Awards						Stock Awards
									Market
							Number of		Value of
	Number of		Number of				Shares or		Shares or
	Securities		Securities				Units of		Units of
	Underlying		Underlying				Stock That		Stock That
	Unexercised		Unexercised		Option	Option	Have Not		Have Not
	Options		Options (#)		Exercise	Expiration	Vested		Vested
Name	(#) Exerciseable		Unexercisable(1)		Price ($)	Date	(#)(2)		(#)

G.G. Pique	150,000	(3)			1.00	11/1/2015
	250,000	(4)			2.65	12/8/2016
			500,000	(5)	7.31	04/2/2019
Hans Peter Michelet			250,000	(6)	7.31	04/2/2019
Thomas Willardson	27,560	(7)	25,357		5.00	10/31/2017
	24,522	(8)	22,561		5.00	10/31/2017
	7,083	(9)	12,917		8.50	06/30/2018
			10,000	(10)	7.13	06/30/2019
			30,000	(11)	6.09	04/14/2020
							4,000	(12)	28,520
Borja Sanchez-Blanco	80,000	(13)			1.00	12/4/2015
	22,500	(14)	7,500		2.65	12/8/2016
	38,958	(15)	71,042		8.50	06/30/2018
			50,000	(16)	7.13	06/30/2019
			50,000	(11)	6.09	04/14/2020
							20,000	(12)	142,600
Richard Stover(17)	59,000	(18)			1.00	12/14/2015
	1,042	(19)			1.00	12/14/2015
	22,500	(20)	7,500		2.65	12/08/2016
	1,750	(21)	1,050		5.00	06/27/2017
	28,333	(22)	51,667		8.50	06/30/2018
			25,000	(23)	7.13	06/30/2019
							10,000	(12)	71,300

(1)	Includes options for unvested shares, subject to time vesting, granted under 2008 Equity Incentive Plan, 2006 Stock Option/Stock Issuance Plan, 2004 Stock Option/Stock Issuance Plan and the 2002 Stock Option/Stock Issuance Plan. The Company may repurchase unvested shares under these Plans in the event the executive’s employment terminates prior to vesting.

(2)	Includes restricted stock units, subject to time vesting, granted under 2008 Equity Incentive Plan. The company may repurchase unvested shares under these Plans in the event the executive’s employment terminates prior to vesting.

(3)	This amount represents warrants granted for compensatory purposes on November 1, 2005, which were fully exercisable on the date of grant.

(4)	These options were granted under the 2006 Stock Option/Stock Issuance Plan on December 9, 2006. 25% vested on December 9, 2007 and 1/48 vest each month thereafter. Under an amendment dated January 1, 2008 to this employee’s employment agreement, these options became fully vested as of December 31, 2009.

(5)	These options were granted under the 2008 Equity Incentive Plan on April 3, 2009. 25% vest on April 3, 2010 and 1/48 vest each month thereafter. They may become fully vested on April 3, 2013.

(6)	These options were granted under the 2008 Equity Incentive Plan on April 3, 2009. 25% vest on April 3, 2010 and 1/48 vest each month thereafter. They may become fully vested on April 3, 2013.

(7)	These options were granted under the 2004 Stock Option/Stock Issuance Plan on November 1, 2007. 25% vested on November 1, 2008 and 1/48 vest each month thereafter. They may become fully vested on November 1, 2011.

(8)	These options were granted under the 2006 Plan on November 1, 2007. 25% vested on November 1, 2008 and 1/48 vest each month thereafter. They may become fully vested on November 1, 2011.

(9)	These options were granted under the 2008 Plan on July 1, 2008. 25% vested on July 1, 2009 and 1/48 vest each month thereafter. They may become fully vested on July 1, 2012.

(10)	These options were granted under the 2008 Plan on July 1, 2009. 25% vest on July 1, 2010 and 1/48 vest each month thereafter. They may become fully vested on July 1, 2013.

(11)	These options were granted under the 2008 Plan on April 15, 2010. 25% vest on April 15, 2011 and 1/48 vest each month thereafter. They may become fully vested on April 14, 2020.

(12)	The restricted stock units were granted under the 2008 Plan on July 1, 2009. 25% vest on July 1, 2010 and 1/48 vest each month thereafter. They may become fully vested on July 1, 2013.

(13)	These options were granted under the 2004 Plan on December 4, 2005. They became fully vested on December 4, 2009.

(14)	These options were granted under the 2006 Stock Option/Stock Issuance Plan on December 9, 2006. 25% vested on December 9, 2007 and 1/48 vest each month thereafter. They may become fully vested on December 9, 2010.

(15)	These options were granted under the 2008 Plan on July 1, 2008. 25% vested on July 1, 2009 and 1/48 vest each month thereafter. They may become fully vested on July 1, 2012.

(16)	These options were granted under the 2008 Plan on July 1, 2009. 25% vest on July 1, 2010 and 1/48 vest each month thereafter. They may become fully vested on July 1, 2013.

(17)	Dr. Stover left the company to pursue other employment on January 15, 2010. As a result, none of his unvested options or stock awards will continue to vest.

(18)	These options were granted under the 2004 Plan on December 15, 2005. 25% vested on December 15, 2006 and1/48 vested each month thereafter. They became fully vested on December 15, 2009.

(19)	These options were granted under the 2002 Stock Option/Stock Issuance Plan on December 15, 2005.25% vested on December 15, 2006 and 1/48 vested each month thereafter. They became fully vested on December 15, 2009.

(20)	These options were granted under the 2006 Plan on December 9, 2006. 25% vested on December 9, 2007 and 1/48 vested each month thereafter until the employee’s departure from the company on January 15, 2010.

(21)	These options were granted under the 2006 Plan on June 28, 2007. 25% vested on June 28, 2008 and 1/48 vested each month thereafter until the employee’s departure from the company on January 15, 2010.

(22)	These options were granted under the 2008 Plan on July 1, 2008. 25% vested on July 1, 2009 and 1/48 vested each month thereafter until the employee’s departure from the company on January 15, 2010.

(23)	These options were granted under the 2008 Plan on July 1, 2009. None vested prior to the employee’s departure from the company on January 15, 2010.

Option Exercises and Stock Vested in 2009

None of our named executive officers exercised any options, and no stock awards vested for any of our named executive officers, during 2009.

Potential Payments Upon Termination or Change of Control

We adopted a change in control plan in August 2009 for highly paid employees, in which the following named executive officers participate: Messrs. Pique, Willardson, and Sanchez-Blanco. Dr. Stover left our company effective January 15, 2010, without receiving any benefits under the plan.

Except for the Plan and Mr. Sanchez-Blanco’s severance terms under his employment agreement summarized above following the Grants of Plan-Based Awards in 2009 table, these individuals do not otherwise have an agreement, plan or arrangement that provides for payments in connection with any employment termination, change in control of our company, or change in his responsibilities.

The Plan became effective as of August 4, 2009, and will end on December 31, 2010, unless extended as provided in the Plan.

The Compensation Committee of the ERI Board of Directors is authorized by the Plan to designate certain executives and other key full-time employees of ERI as a Participant.

A Participant is entitled to Severance Benefits under the Plan if ERI terminates the Participant’s employment without Cause, or the Participant terminates his or her employment with Good Reason, in either case within 12 months after a Change in Control (including but not limited to an acquisition of a controlling interest in ERI by a third party). The definitions of Cause, Good Reason and Change in Control are set forth at the end of this summary.

The Severance Benefits include the following, conditioned on the Participant’s signing a release in favor of ERI and complying with certain other covenants under the agreement, and less deductions required or permitted by applicable law:

•	A lump sum payment equal to (i) 12 months’ regular base rate of pay (except that for this purpose, Mr. Pique’s base rate will be his 2008 salary), plus (ii) 100% of the Participant’s target annual bonus for the fiscal year in which the Change in Control occurs;

•	Immediate vesting of all unvested equity compensation held by the Participant as of the date of termination (and for this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target);

•	ERI’s regular company share of the monthly premium under COBRA, if the Participant timely elects to continue medical, dental, and vision benefits under COBRA, for up to 12 months after employment termination (but not continuing after the Participant becomes eligible for these benefits with another employer); and

•	Payment by ERI of up to $10,000 for reasonable costs of outplacement services.

The Plan also obligates ERI to make all payments to a Participant required by applicable law upon employment termination, such as earned but unpaid salary and bonus (without regard to a release or other covenants of the Participant in the Plan, and subject to deductions required or permitted by applicable law).

The Plan further provides that all unvested equity compensation held by a Participant will vest and become exercisable immediately prior to a Change in Control (whether or not the Participant’s employment is terminated) if a Change of Control occurs and (i) ERI’s shares are no longer publicly traded, or (ii) if a publicly traded company acquires ERI but does not replace unvested ERI awards with defined equivalent equity compensation applicable to the acquiring company’s stock. For this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target.

In no event is ERI obligated to gross up any payment or benefit to a Participant to avoid the effects of the “parachute rules” of Sections 280G and 4999 of the Internal Revenue Code of 1986 as amended. However, benefits to a Participant may be reduced if the reduction would result in the Participant receiving a greater payment on an after-tax basis due to the operation of those sections of the tax law. Also, payments may be conditioned or delayed as needed to be exempt from or comply with Section 409A of that Code relating to “nonqualified deferred compensation.”

Under the Plan:

•	“Cause” means, in the context of employment termination: (i) Participant’s performance of any act which, if Participant were prosecuted, would constitute a felony or misdemeanor; (ii) Participant’s failure to carry out his or her material duties; (iii) Participant’s dishonesty towards or fraud upon the Company which is injurious to the Company; (iv) Participant’s violation of confidentiality obligations to the Company or misappropriation of Company assets; or (v) Participant’s death or disability, as defined in the Company long-term disability plan in which the Participant participates or, if the Participant does not participate in such a plan, the principal long-term disability plan that covers the Company’s senior-level executives.

•	“Change in Control” means: (i) an acquisition of 50% or more of the outstanding common stock or voting securities of the Company by an person or entity, other than the Company, a Company employee benefit plan or a corporation controlled by the Company’s shareholders; (ii) changes in the composition of the Company’s Board of Directors (the “Board”) over a rolling twelve-month period, which changes result in less than a majority of the directors consisting of Incumbent Directors. “Incumbent Directors” include directors who are or were either (x) members of the Board as of the Effective Date or (y) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. Incumbent Directors do not include any individual not otherwise an Incumbent Director whose election or nomination resulted from an actual or threatened proxy contest (relating to the election of directors to the Board); or (iii) consummation of a complete liquidation or dissolution of the Company, or a merger, consolidation or sale of all or substantially all of the Company’s then existing assets (collectively, a “Business Combination”), other than a Business Combination: (x) in which the stockholders of the Company immediately prior to the Business Combination receive 50% or more of the voting stock resulting from the Business Combination, (y) through which at least a majority of the members of the Board are Incumbent Directors; and (z) after which no individual, entity or group (excluding any corporation resulting from the business Combination or any employee benefit plan of such corporation or of the Company) owns 50% or more of the stock of the corporation resulting from the Business Combination who did not own such stock immediately before the Business Combination.

•	“Good Reason” means, the occurrence of any one or more of the following without the Participant’s express written consent: (i) the termination or material breach of this Plan by the Company; (ii) the failure by the Company to have any successor, or any assignee of all or substantially all of the Company’s assets, assume this Plan; (iii) any material diminishment in Participant’s title, position, duties, responsibility or status after the Change in Control, provided that reporting to a business unit head instead of to the Chief Executive Officer will not constitute a material diminishment if the Participant’s duties and responsibilities otherwise remain substantially the same; (iv) any material reduction in, limitation of, or failure to pay or provide any, compensation provided to the Participant under any agreement or understanding between the Participant and the Company, or pursuant to the Company’s policies and past practices, as of the date immediately prior to the Change in Control; (v) any material reduction in the Participant’s base salary or target bonus opportunity from the amounts in effect immediately prior to the Change in Control; or (vi) any change in the Participant’s place of employment that increases Participant’s commuting distance by more than 30 miles over his or her commuting distance immediately prior to the Change in Control. Good Reason will only be deemed to exist if the Participant provides notice of the condition(s) constituting Good Reason within 45 days of the existence of the condition and gives the Company 45 days from its receipt of such notice to remedy the condition. If the condition is remedied, Good Reason will not be deemed to exist.

The benefits provided in the Plan and Mr. Sanchez-Blanco’s agreement are summarized in the tables below, and the amounts shown assume hypothetically that each applicable termination or event was effective as of December 31, 2009. The actual amounts that will be paid can only be determined at the time of the termination or other applicable event.

The tables below do not include payments that are generally required by applicable law for all salaried employees (notwithstanding that these requirements are referred to in the applicable arrangement), such as payment of accrued but unpaid wages and unused vacation in connection with an assumed employment termination as of December 31, 2009, or rights to previously incurred business expense reimbursement or vested 401(k) accounts. The amounts set forth below do not reflect taxes, tax withholding or other deductions required by law and may be subject to reduction or delay in payment in accordance with the specific provisions of the applicable arrangement or law.

Benefits under the Change in Control Plan

The payments summarized below are triggered if ERI terminates the participant’s employment without Cause, or the participant terminates his or her employment with Good Reason, in either case within 12 months after a Change in Control (including but not limited to an acquisition of a controlling interest in ERI by a third party), as defined above.

		Vesting of all Unvested
	Lump Sum Payment =	Equity Compensation	COBRA Benefits for	Maximum
	12 Months Base Rate	Awards, Including Time	up to 12 Months	Outplacement
	of Pay Plus 100% of	and Performance	(Medical, Dental and	Services
Name	Target Annual Bonus	Vesting Awards(1)	Vision Benefits)	Reimbursement

G. G. Pique	$455,000	$264,379	$5.262	$10,000
Thomas Willardson	$357,500	$118,606	$9,260	$10,000
Borja Sanchez-Blanco	$459,325	$174,325	$3,643	$10,000

(1)	The Plan also provides that all unvested equity compensation held by a participant will vest and become exercisable immediately prior to a change in control (whether or not the participant’s employment is terminated) if a change of control occurs and (i) ERI’s shares are no longer publicly traded, or (ii) if a publicly traded company acquires ERI but does not replace unvested ERI awards with defined equivalent equity compensation applicable to the acquiring company’s stock. The amount in this column for vesting of equity compensation awards assumes hypothetically that each applicable trigger under the Plan occurred December 31, 2009. If only the trigger set forth in this note (1) is assumed to occur, the benefits listed in the other columns would not apply.

Benefits under Mr. Sanchez-Blanco’s Employment Agreement

		If ERI Terminates his
		Employment with Cause but	If he Terminates his
	If ERI Terminates his	a Spanish Court Rules the	Employment for Cause
	Employment without Cause	Termination is Unfair	Under the Laws of Spain
Name	(1)	(2)	(3)

Borja Sanchez-Blanco	$116,077	$110,981	$27,745

(1)	Lump sum consisting of up to three months of salary to the extent less than three months termination notice is given, plus seven days of salary for each year of service after his initial employment date of December 1, 2005, up to a maximum of six months of salary.

(2)	Lump sum consisting twenty days of salary for each year of service after December 1, 2005 up to a maximum of twelve months salary.

(3)	Lump sum consisting of seven days of salary for each year of service after December 1, 2005, up to a maximum of six months salary.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2009, about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans.

			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price	Equity Compensation
	of Outstanding	of Outstanding Options,	Plans (Excluding
	Options, Warrants	Warrants	Securities Reflected
Plan Category	and Rights (a)	and Rights (b)(3)	in Column (a))(c)

Equity compensation plans approved by security holders(1)	3,886,355	$6.30	997,234
Equity compensation plans not approved by security holders(2)	150,000	$1.00	—

Total / Weighted Ave./ Total	4,036,355	$6.10	997,234

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options and vesting of restricted stock units outstanding under the following equity compensation plans: 2002 Stock Option/Stock Issuance Plan, 2004 Stock Option/Stock Issuance Plan, 2006 Stock Option/Stock Issuance Plan and the 2008 Equity Incentive Plan.

(2)	Represents warrants granted for compensatory purposes on November 1, 2005, which were fully exercisable on the date of grant.

(3)	This calculation does not take into account shares underlying restricted stock unit awards that may be delivered in the future upon satisfaction of applicable vesting requirements and deferral arrangements.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that ERI specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee has reviewed and discussed with management the financial statements for the year ended December 31, 2009 audited by BDO Seidman, LLP, the Company’s independent registered public accounting firm.

The Audit Committee has discussed with BDO Seidman, LLP matters required to be discussed by SAS 61 as amended. The Audit Committee has also received the written disclosures and the letter from BDO Seidman, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of BDO Seidman, LLP with the Audit Committee concerning independence, and has discussed with BDO Seidman, LLP its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have appointed BDO Seidman, LLP as its independent registered public accounting firm for the year ending December 31, 2010.

MEMBERS OF THE AUDIT COMMITTEE

Dominique Trempont, Chairman
Arve Hanstveit
Fred Olav Johannessen

DIRECTORS AND MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, and their ages and positions as of April 15, 2010, are set forth below:

Name	Age	Position

G.G. Pique	62	President, Chief Executive Officer and Director
Hans Peter Michelet	50	Executive Chairman and Director
Paul Cook	85	Director
Arve Hanstveit	55	Director
Fred Olav Johannessen	56	Director
Marie Elisabeth Paté-Cornell	61	Director
Dominique Trempont	55	Director
Borja Sanchez-Blanco	41	Senior Vice President of Sales, Marketing and Business Development
Deno G. Bokas	48	Vice President of Finance/Chief Accounting Officer
Carolyn F. Bostick	57	Vice President and General Counsel
Terrill Sandlin	61	Vice President of Manufacturing
Thomas D. Willardson	59	Chief Financial Officer

G.G. Pique has served as our president and chief executive officer since August 2002 and became a member of our board of directors in July 2008. He joined our company in February 2000 as a consultant and served as our executive vice president from October 2001 until he became our president and chief executive officer in August 2002. Mr. Pique began his career in sales and market development in the power generation, steel and gas processing industries. Prior to joining ERI, Mr. Pique served for six years as the group vice president for Latin America of U.S. Filter Corporation, a company focused on the acquisition and growth of water treatment companies. After the company was acquired by Vivendi in 1999, he served as group vice president. Mr. Pique has been a member of the board of directors of P-K Direct Inc., a manufacturer of electronic coils and transformers, since 2000. From 2007 to 2009, he was on the board of directors of the International Desalination Association, a non-profit association committed to the development of desalination technology world-wide. Mr. Pique holds a B.S. in Chemical Engineering from the University of Connecticut and an M.B.A. from Hartford University. The Board selected Mr. Pique as a member because of his skill and leadership as chief executive officer, his work in preparing the company for its initial public offering, his in-depth knowledge of equipment technology and his expertise in taking new products to market.

Hans Peter Michelet joined our board of directors in August 1995 and was appointed chairman of the board in September 2004. Before joining our board, Mr. Michelet was a senior manager with Delphi Asset Management, an asset management firm based in Norway and served as chief executive officer of Fiba Nordic Securities, a Scandinavian investment bank. He also had management positions with Finanshuset and Storebrand Insurance Corporation. From January 2005 to November 2007, Mr. Michelet served as our interim chief financial officer and he became our executive chairman in March 2008. Mr. Michelet has been a member of the board of directors of SynchroNet Logistics Inc., a maritime technology service provider since June 2000 and a director of Profunda AS, a commercial cod farm. Mr. Michelet holds a B.A. in Finance from the University of Oregon. The Board selected Mr. Michelet as a director and its chairman because of his experience as an investor and entrepreneur, his senior management experience in multi-cultural financial institutions, his strong organizational and leadership skills, and his knowledge of company operations and markets.

Paul M. Cook has served as a member of our Board of Directors since July 2008. Mr. Cook is the founder of Raychem Corporation, a pioneer in material science based on radiation chemistry. Mr. Cook served as its chief executive officer for 33 years and oversaw Raychem’s growth through innovation and market creation into a $1.6 billion global enterprise. Mr. Cook is currently the chairman and founder of Promptu Systems Corporation, a private company that develops a speech recognition system for mobile phones and televisions, a position he has held since June 2000. Mr. Cook is also the chairman of Global Translation, Inc., a private company that provides automated translation services for television stations and networks, a position he has held since December 2006. Since 1993, Mr. Cook has served on the board of directors of Sarnoff Corporation, a wholly owned subsidiary of SRI International which innovates in the areas of vision, video and semiconductor technology. Mr. Cook is a member of the National Academy of Engineering and the American Academy of Science. He is a member of the Bay Area Business Hall of Fame and received the National Medal of Technology in 1988. Mr. Cook holds an undergraduate degree in engineering from Massachusetts Institute of Technology. The Board selected Mr. Cook as a member after its initial public offering because of his successful tenure as founder and chief executive officer of a high-growth technology company, his expertise in material science and markets, and his strategic and organizational business acumen.

Arve Hanstveit joined our board of directors in August 1995. Since August 1997, Mr. Hanstveit has served as partner and vice president of ABG Sundal Collier, a Scandinavian investment bank, where he is responsible for advising U.S. institutional investors on equity investments in Nordic companies. Prior to joining ABG Sundal Collier, Mr. Hanstveit worked as a securities analyst and as a portfolio manager for a large U.S. institutional investor. Mr. Hanstveit has served on the board of directors of Kezzler AS, a privately held Norwegian company, which delivers secure track and trace solutions to the pharmaceutical and consumer goods industry, since February 2007. He is also a member of the Norwegian American Chamber of Commerce and the New York Angels, a independent consortium of individual accredited angel investors that provides equity capital for early-stage companies in the New York city area. Mr. Hanstveit holds a B.A. in Business from the Norwegian School of Management and an M.B.A. from the University of Wisconsin, Madison. The Board selected Mr. Hanstveit to as a director because of his early investment in the Company, his years of experience as a portfolio manager and securities analyst, his detailed understanding of global financial markets and his extensive knowledge of the company, its products and markets.

Fred Olav Johannessen has served as a member of our Board of Directors since August 1995. Mr. Johannessen is the founder and owner of Nordiska Literary Agency, a Danish company that licenses theatre productions and musicals in Scandinavia. Mr. Johannessen has served on the board of directors of Thalia Teater AS, a private theater production company in Norway, since June 1985. He has also been a member of the board of directors of Folin, a private European company that invests in literary agencies, since March 1999. He joined the board of directors of SynchroNet Logistics Inc., a maritime technology service provider, in 2010. Prior to his work in theatre, Mr. Johannessen worked as a securities analyst and owned and managed several radio stations in Scandinavia. Mr. Johannessen earned his M.S. in Finance from Colorado State University. The Board selected Mr. Johannessen as a member because of his early investment in the company, his prior experience as a securities analyst, his financial know-how and his entrepreneurship.

Marie Elisabeth Paté-Cornell has served as a director of our company since February 2009. Dr. Paté-Cornell has been a professor at Stanford University since September 1991. She currently serves as Professor and Chairman of the University’s Department of Management Science and Engineering, a position she assumed in January 2000. She was a Professor at Stanford’s Department of Industrial Engineering and Engineering Management from September 1991 to December 1999 and became Chair of that Department in September 1997. She has been a member of the board of trustees of Aerospace Corporation since 2004 and of InQtel since 2006. She was elected as a member of the board of Draper Laboratory at Massachusetts Institute of Technology in 2009. Dr. Paté-Cornell is also a member of the National Academy of Engineering. She received a B.S. in mathematics and physics from the University of Marseilles in France, M.S and Engineering Degree from the Institute Polytechnique in Grenoble, France, a M.S. in Operations Research from Stanford University and a Ph.D. in Engineering-Economic Systems from Stanford University. The Board selected Dr. Paté-Cornell as a member because of her leadership role at a major U.S. university, her academic background in management science and engineering, her work in public policy and her specialized knowledge of risk analysis and management.

Dominique Trempont has served as a director of our company since July 2008. Mr. Trempont spent the first 14 years of his career as a manager and senior executive with Raychem Corporation, a leader in material science. From 1993 through 1997, he served as chief financial officer of NeXT Software Inc. After NeXT was acquired by Apple Computer Corporation, he served as chief executive officer of Gemplus Corporation (now part of Gemalto), a developer of smart card solutions. In 1999, he became the chief executive officer of Kanisa, Inc., a start-up company focused on an automated web self-service application and call center fast response knowledgebase until its merger with Serviceware, Inc. (now Consona) in 2004. Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm, from September 2003 to September 2005. Mr. Trempont has been a member of the board of directors of 3Com Corporation since 2006 and has been on the board of directors of Finisar Corporation, a public company that develops and markets high speed data communication systems and software for networking and storage, since September 2005. In 2010, he joined the board of directors of on24, a private software-as-a-service company, focused on global webcasts and virtual tradeshows. Mr. Trempont received a degree in Economics from College Saint Louis (Belgium), a LSA or bachelor’s in Business Administration and Software Engineering from the School of Management at the University of Louvain (Belgium) and a master’s in Business Administration from INSEAD (France/Singapore). The Board selected Mr. Trempont as a member after our initial public offering because of his prior board and audit committee experience with established public companies, his financial expertise, and his operational experience in material science-based businesses and at multi-cultural, global technology companies.

Borja Sanchez-Blanco has served as our senior vice president of sales, marketing and business development since July 2009. He joined the company as vice president of our mega projects sales group in December 2005 and has served as general manager of Energy Recovery Iberia, S.L. since August 2007. Prior to joining ERI, he was a vice president of Veolia Water North America South LLC, a member of the Veolia Environment Group and managing director of its Caribbean operations. From November 1997 to 2002, he was chief financial officer of the Latin American and Caribbean operations of U.S. Filter Corporation. From November 1991 to November 1997, he was finance and administration manager of U.S. Filter’s Spanish subsidiary, known as Ionpure Technologies, S.A. prior to its acquisition by U.S. Filter in 1993. He currently serves on the board of the European Desalination Society. Mr. Blanco earned his degree in business administration and economics from Madrid University and a finance degree from Humberside Business School in the United Kingdom.

Deno G. Bokas is currently our vice president of finance and chief accounting officer. He joined our company in November, 2008. Prior to joining our company, he served as an independent financial consultant, providing financial services largely to pharmaceutical and equipment device companies. From July 2002 to July 2004, Mr. Bokas served as chief financial officer of the National Railroad Passenger Corporation. From December 2004 to September 2006, Mr. Bokas served in an SEC reporting and accounting capacity at Xenogen Corporation, a publicly traded scientific device and research company. From October 2006 to November 2007, Mr. Bokas served as vice president and controller at Perlegen Sciences, a private genetics services company. He was vice president finance and corporate controller at Aradigm Corporation, a publicly traded pharmaceutical company from November 2007 to May 2008. Mr. Bokas earned a Master of Science Finance Degree from Walsh College and a Bachelor of Business Administration Degree from Eastern Michigan University. He is also a Certified Public Accountant.

Carolyn F. Bostick has served as our vice president and general counsel since November 2008. From February 2005 to November 2008, she served as vice president and general counsel of Trend Micro Incorporated, a worldwide supplier of antivirus and other content security software and services, based in Japan. From February 2003 to February 2005, she was its global director of legal affairs and from May 2000 to February 2003, she was director of legal for the company’s U.S. subsidiary. Prior to joining Trend Micro, Ms. Bostick was an independent legal consultant and also worked as an associate, specializing in intellectual property and litigation, at several Silicon Valley law firms. Ms. Bostick has a law degree from Stanford Law School and B.A. from Brown University.

Terrill Sandlin has served as our vice president of manufacturing since April 2002. From November 1999 to June 2001, he served as director of manufacturing for Novus Packaging Corporation, a packaging material company acquired by FP International in 2001. From September 1978 to June 1999, he served in multiple roles, including engineer, manufacturing manager and plant manager, for Whitney Research, a valve manufacturing company. From 1972 to 1978, Mr. Sandlin served as a weapon systems operator in the United States Air Force Tactical Air Command. Mr. Sandlin holds a B.S. in Civil Engineering from the University of California at Berkeley.

Thomas D. Willardson has served as our chief financial officer since November 2007. From January 2006 to August 2007, Mr. Willardson served as executive vice president and chief financial officer of Cost Plus, Inc. Prior to his appointment as chief financial officer, Mr. Willardson served on the board of directors of Cost Plus, Inc. for 14 years. From April 2004 to December 2005, Mr. Willardson served as chief financial officer of WebSideStory,

Inc., a provider of on-demand digital marketing applications, and helped take that company public in 2004. From August 2003 until April 2004, he served as chief financial officer of Archimedes Technology Group Holdings, LLC, a privately held technology development company. From April 2002 until July 2003, Mr. Willardson was an independent financial consultant. Mr. Willardson helped take a spin-off of Qualcomm, Inc., Leap Wireless, public in 2000. Prior to joining Leap Wireless in 1998, Mr. Willardson worked in various senior management positions from 1986 to 1998 for the Bechtel Corporation family of companies. From 1978 to 1985, he worked for Fluor Corporation. Mr. Willardson holds a B.A. in Finance from Brigham Young University and an M.B.A. from the University of Southern California.

RELATED PERSON POLICIES AND TRANSACTIONS

Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related party transactions for potential conflict of interest situations on an ongoing basis. The NASDAQ listing rules require that the Company conduct an appropriate review of all related person transactions (as defined in SEC rules) for potential conflict of interest situations on an ongoing basis by the Audit Committee or another independent body of the board of directors.

The Board’s Nominating Committee charter also provides that the Committee will review potential conflicts of interest. The Company’s Code of Business Conduct also states a policy to the effect that each employee and non-employee director is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to a supervisor, executive officer or member of the Audit Committee as described in the code.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by the listing rules of The NASDAQ Global Market LLC. Any amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics will be posted on the Company’s website. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.energyrecovery.com.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2011 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between December 31, 2010 and January 30, 2011. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2011 annual meeting of stockholders must be received by the Company no later than December 31, 2010 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the year ended December 31, 2009, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that a late Form 4 was filed for Mr. Deno Bokas, reporting a grant of options on September 3, 2009 and for Mr. Fred Johannessen, reporting the sales of shares of common stock on December 8, 2009.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the Board intends that such business will be voted upon by the persons voting the proxies consistent with the judgment of such persons.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, ENERGY RECOVERY, INC., 1717 DOOLITTLE DRIVE, SAN LEANDRO, CALIFORNIA 94577, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED WITH THE FORM 10-K.

By Order of the Board of Directors,

G. G. Pique
President and Chief Executive Officer

April 28, 2010
San Leandro, California

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-367-5514, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your voting instruction card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you direct. Available until 12:00 p.m., Eastern Time, on June 3, 2010.

Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 12:00 p.m., Eastern Time, on June 3, 2010.
Simply mark, sign and date your voting instruction card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark
votes as in
this example.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

1.	ELECTION OF CLASS II DIRECTORS: 01 — Arve Hanstveit 02 — Hans Peter Michelet	2.	Ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐

3.	IN THE DISCRETION OF THE PROXIES, ON ALL OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

MEETING ATTENDANCE Mark box to the right if you plan to attend the Annual Meeting.	☐	ADDRESS CHANGE Mark the box to the right for address change. PLEASE SEE REVERSE SIDE	☐

Dated , 2010

Signature(s)

Signature(s)

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

011XKC

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

ENERGY RECOVERY, INC.
Proxy Solicited by the Board of Directors of Energy Recovery, Inc.
for Annual Meeting of Stockholders, Friday, June 4, 2010, 10:00 a.m. Pacific Daylight Time.

The undersigned hereby constitutes and appoints Thomas D. Willardson and Carolyn F. Bostick and each of them, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 4, 2010, at 10:00 a.m. Pacific Daylight Time, or any adjournment thereof. The Annual Meeting will take place at the Company’s headquarters, located at 1717 Doolittle Drive, San Leandro, CA 94577.
The undersigned grants authority to said proxies, or any of them, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned’s name, place or stead. The undersigned instructs said proxies, or either of them, to vote as stated on the reverse side.
ALL PROXIES SIGNED AND RETURNED WILL BE VOTED OR NOT VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR ON THE REVERSE SIDE AND FOR PROPOSAL 2. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
NO POSTAGE REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.
(over)
Address Change/Comments (Mark the corresponding box on the reverse side)